Exhibit 4.11

Description of Securities

Share Capital – Ordinary Shares

Our share capital currently consists of ordinary shares. We may issue shares with such rights or restrictions as may be determined by ordinary resolution, including shares which are to be redeemed, or are liable to be redeemed at our option or the option of the holder of such shares.

Voting

The shareholders have the right to receive notice, in accordance with the Companies Act (generally 21 days), of, and to vote at, our general meetings. Each shareholder who is present in person (or, being a corporation, by representative) at a general meeting on a show of hands has one vote and, on a poll, every such holder who is present in person (or, being a corporation, by representative) or by proxy has one vote in respect of every share held by him. Generally, any resolution put to the vote of a general meeting shall be decided on a show of hands, although a poll may be demanded at the meeting on any resolution by the chairman, or by not less than five shareholders (present in person or by proxy) who are entitled to vote on the resolution, or by a shareholder or shareholders (present in person or by proxy) representing in aggregate not less than one-tenth of the total voting rights or sums paid up of all the shareholders having the right to vote on the resolution.

Variation of Rights

Whenever our share capital is divided into different classes of shares, the special rights attached to any class may be varied or abrogated either with the consent in writing of the holders of three-fourths in nominal value of the issued shares of that class or with the sanction of a special resolution (which requires a 75% vote) passed at a general meeting of the holders of the shares of that class, and may be so varied and abrogated while the company is a going concern.

Dividends

We may, subject to the provisions of the Companies Act and the Articles of Association, by ordinary resolution declare dividends to be paid to shareholders not exceeding the amount recommended by our board of directors. Subject to the provisions of the Companies Act, if, at the discretion of board of directors, our profits available for distribution justify such payments, the board of directors may pay interim dividends on any class of our share.

Any dividend unclaimed after a period of 12 years from the date such dividend was declared or became payable shall, if the board of directors’ resolve, be forfeited and shall revert to us. No dividend or other moneys payable on or in respect of a share shall bear interest as against us.

Transfer of Ordinary Shares

Each member may transfer all or any of his shares which are in certificated form by means of an instrument of transfer in any usual form or in any other form which the board of directors may approve.

The board of directors may, in its absolute discretion, refuse to register a transfer of certificated shares unless:

(i) it is for a share which is fully paid up;

(ii) it is for a share upon which the company has no lien;

(iii) it is only for one class of share;

(iv) it is in favor of a single transferee or no more than four joint transferees;

(v) it is duly stamped or is duly certificated or otherwise shown to the satisfaction of the board of directors to be exempt from stamp duty; and

(vi) it is delivered for registration to the registered office of the company (or such other place as the board of directors may determine), accompanied (except in the case of a transfer by a person to whom the company is not required by law to issue a certificate and to whom a certificate has not been issued or in the case of a renunciation) by the certificate for the shares to which it relates and such other evidence as the board of directors may reasonably require to prove the title of the transferor (or person renouncing) and the due execution of the transfer or renunciation by him or, if the transfer or renunciation is executed by some other person on his behalf, the authority of that person to do so.

Our board of directors shall not refuse to register any transfer of partly paid shares in respect of which ADSs are admitted to Nasdaq on the grounds that they are partly paid shares in circumstances where such refusal would prevent dealings in such shares from taking place on an open and proper basis.

Each shareholder may transfer all or any of his shares which are in uncertificated form by means of a relevant system in such manner provided for, and subject as provided in, the uncertificated securities rules and the Nasdaq rules. No provision of the Articles applies in respect of an uncertificated share to the extent that it requires or contemplates the effecting of a transfer by an instrument in writing or the production of a certificate for the share to be transferred.

Allotment of Shares and Preemption Rights

Subject to the Companies Act and to any rights attached to existing shares, any share may be issued with or have attached to it such rights and restrictions as the company may by ordinary resolution determine, or if no ordinary resolution has been passed or so far as the resolution does not make specific provision, as the board of directors may determine (including shares which are to be redeemed, or are liable to be redeemed at the option of the company or the holder of such shares).

In accordance with Section 551 of the Companies Act, the board of directors may be generally and unconditionally authorized to exercise all the powers of the company to allot shares up to an aggregate nominal amount equal to the amount stated in the relevant ordinary resolution authorizing such allotment. The authorities referred to above were included in the ordinary resolutions passed on January 14, 2022.

The provisions of Section 561 of the Companies Act (which confer on shareholders rights of preemption in respect of the allotment of equity securities which are paid up in cash) apply to the company except to the extent disapplied by special resolution of the shareholders of the company. Such preemption rights have been disapplied by a special resolution passed on January 14, 2022.

Alteration of Share Capital

The company may by ordinary resolution consolidate its share capital into shares of larger nominal value than its existing shares, or cancel any shares which, at the date of the ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the nominal amount of shares so canceled or sub-divide its shares, or any of them, into shares of smaller nominal value.

The company may, in accordance with the Companies Act, reduce or cancel its share capital or any capital redemption reserve or share premium account in any manner and with and subject to any conditions, authorities and consents required by law.

Board of Directors

Unless otherwise determined by the company by ordinary resolution, the number of directors (other than any alternate directors) shall not be less than two and no more than 11.

Subject to the Articles of Association and the Companies Act, the company may by ordinary resolution appoint a person who is willing to act as a director and the board of directors shall have power at any time to appoint any person who is willing to act as a director, in both cases either to fill a vacancy or as an addition to the existing board of directors. In addition to any power of removal conferred by the Companies Acts, the Company may by special resolution, or by ordinary resolution of which special notice has been given in accordance with section 312 of the Act, remove a Director at any time (without prejudice to a claim for damages for breach of contract or otherwise) and a director shall be removed from office if all other directors so direct.

Subject to the provisions of the Articles of Association, the board of directors may regulate their proceedings as they deem appropriate. A director may, and the secretary at the request of a director shall, call a meeting of the directors. The minimum notice required to call a meeting of the board of directors shall be 7 days, unless such notice is waived by all directors.

The quorum for a meeting of the board of directors is three (including at least one non-executive director and one executive director),

The first chairman of the board shall be the person that holds the office of executive chairman of the Company on the date that the Articles were adopted, who is Dr Michael Leek, and in the event that he is unable to attend a meeting of the Board he shall be entitled to appoint another Director to act as chairman and if he does not the directors shall appoint a chairman for the meeting.

Questions and matters requiring resolution arising at a meeting shall be decided by a majority of votes of the participating directors, with each director having one vote. In the case of an equality of votes, the chairman will have a casting vote or second vote.

The directors may establish committees of the board and appoint chairpersons and members to such committees, all as it considers appropriate and at its discretion.

Directors shall be entitled to receive such compensation as the board shall determine for their services to the company as directors, and for any other service which they undertake for the company. The directors shall also be entitled to be paid all reasonable expenses properly incurred by them in connection with their attendance at meetings of shareholders or class meetings, board of director or committee meetings or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the company.

The board of directors may, in accordance with the requirements in the Articles of Association, authorize any matter proposed to them by any director which would, if not authorized, involve a director breaching his duty under the Companies Act, to avoid conflicts of interests.

A director seeking authorization in respect of such conflict shall declare to the board of directors the nature and extent of his interest in a conflict as soon as is reasonably practicable. The director shall provide the board with such details of the matter as are necessary for the board to decide how to address the conflict together with such additional information as may be requested by the board.

Any authorization by the board of directors will be effective only if:

(i) to the extent permitted by the Companies Act, the matter in question shall have been proposed by any director for consideration in the same way that any other matter may be proposed to the directors under the provisions of the Articles;

(ii) any requirement as to the quorum for consideration of the relevant matter is met without counting the conflicted director and any other conflicted director; and

(iii) the matter is agreed to without the conflicted director, or any other interested director, voting; or would be agreed to if the conflicted director’s and any other interested director’s vote is not counted.

Subject to the provisions of the Companies Act, every director, secretary, or other officer of the company (other than an auditor) is entitled to be indemnified against all costs, charges, losses, damages, and liabilities incurred by him in the actual purported exercise or discharge of his duties or exercise of his powers or otherwise in relation to them.

General Meetings

The company must convene and hold an annual general meeting every year and within 6 months of the Companies accounting reference date (which is currently set at December 31), in accordance with the Companies Act. Under the Companies Act, an annual general meeting must be called by notice of at least 21 clear days.

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the choice or appointment of a chairman of the meeting which shall not be treated as part of the business of the meeting. Two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Uncertificated Shares

Subject to the uncertificated securities rules, the board of directors may permit title to shares of any class to be issued or held otherwise than by a certificate and to be transferred by means of a “relevant system” (e.g. the depositary or custodian of the ADSs) without a certificate.

The board of directors may take such steps as it sees fit in relation to the evidencing of and transfer of title to uncertificated shares, any records relating to the holding of uncertificated shares and the conversion of uncertificated shares to certificated shares, or vice versa.

The company may by notice to the holder of an uncertificated share, require that share to be converted into certificated form.

The board of directors may take such other action that the board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of an uncertified share or otherwise to enforce a lien in respect of it.

American Depositary Shares

The Bank of New York Mellon acts as the depositary for the ADSs. As depositary, The Bank of New York Mellon will register and deliver the ADSs. Each ADS represents one ordinary share (or a right to receive and to exercise the beneficial ownership interests in one ordinary share) deposited with The Bank of New York Mellon, or any successor, as custodian, acting through an office located in the United Kingdom. Each ADS will also represent any other securities, cash or other property that may be held by the depositary in respect of the ordinary shares deposited with it. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, NY 10286.

Investors may hold ADSs either: (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in the investors name; or (ii) by having uncertificated ADSs registered in the investors name; or (B) indirectly by holding a security entitlement in ADSs through a broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If investors hold ADSs directly, it will be the registered ADS holder, also referred to as an ADS holder. This description assumes the investor is an ADS holder. If the investors holds the ADSs indirectly, the investor must rely on the procedures of its broker or other financial institution to assert the rights of ADS holders described in this section. Investors should consult with their broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

We will not treat the ADS holder as one of our shareholders, and the ADS holder will not have shareholder rights. Scottish law governs the shareholder rights of our company. The depositary will be the holder of the shares underlying the ADSs. As a registered holder of ADSs, the investor only will have ADS holder rights. A deposit agreement among the company, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, investors should read the entire deposit agreement and the form of ADR. Portions of this summary description describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Dividends and other distributions

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees, taxes and expenses. investors will receive these distributions in proportion to the number of shares that the ADSs represent.

Cash.

The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, investors lose some of the value of the distribution.

Shares.

The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares.

If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may: (i) exercise those rights on behalf of ADS holders; (ii) distribute those rights to ADS holders; or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, investors will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions.

The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer. The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that investors may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to the ADS holder.

Deposit, withdrawal and cancellation

The depositary will deliver ADSs if the investor or its broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names requested and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

Withdrawal the deposited securities

ADS holders may surrender their ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at the ADS holders request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

Interchange between certificated ADSs and uncertificated ADSs

ADS holders may surrender their ADR to the depositary for the purpose of exchanging the ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting rights

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. The voting rights of holders of ordinary shares are described in “Description of share capital and articles of association—Articles of association.”

If we request the depositary to solicit voting instructions (and we are not required to do so) from the ADS holders, the depositary will notify them of an annual general meeting and send or make voting materials available to the ADS holders. Those materials will describe the matters to be voted on and explain how the ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Scotland and the provisions of our Articles or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit voting instructions, ADS holder can still send voting instructions, and, in that case, the depositary may try to vote as instructed, but it is not required to do so.

Except by instructing the depositary as described above, ADS holders will not be able to exercise voting rights unless they surrender the ADSs and withdraw the shares. However, the ADS holder may not know about the annual general meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If we asked the depositary to solicit instructions at least 45 days before the meeting date, but the depositary does not receive voting instructions from the ADS holder by the specified date, it will consider that they have been authorized and directed to give a discretionary proxy to a person designated by us to attend the meeting solely for quorum purposes, but not to vote the ordinary shares on any matter presented to the shareholders.

We cannot give assurance that ADS holders will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that ADS holders may not be able to exercise voting rights, and there may be nothing an ADS holder can do if the shares are not voted as requested.

In order to give ADS holders a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$0.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to the holder had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$0.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when deposited or withdrawn shares

Expenses of the depositary	Cable (including SWIFT), telex and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of taxes

ADS holders will be responsible for any taxes or other governmental charges payable on the ADSs or on the deposited securities represented by any of the ADSs. The depositary may refuse to register any transfer of the ADSs or allow a holder to withdraw the deposited securities represented by the ADSs until those taxes or other charges are paid. It may apply payments owed to the holder or sell deposited securities represented by the ADSs to pay any taxes owed and the ADS holder will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and exchange offers; redemption, replacement or cancellation of deposited securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask the ADS holder to surrender their outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and termination

We may agree with the depositary to amend the deposit agreement and the ADRs without the consent of the ADS holders for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, the ADS holder will be considered, by continuing to hold ADSs, to have agreed to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

● 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

● we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

● we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

● the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933, as amended;

● we appear to be insolvent or enter insolvency proceedings;

● all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

● there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

● there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on obligations and liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

● are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

● are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

● are not liable if we or it exercises discretion permitted under the deposit agreement;

● are not liable for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information;

● are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

● have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on behalf of the ADS holder or on behalf of any other person;

● may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

● are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

● the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for depositary actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

● payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

● satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

● compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Right to receive the shares underlying ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

● when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at an annual general meeting; or (iii) we are paying a dividend on our shares;

● when the ADS holder owes money to pay fees, taxes and similar charges; or

● when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct registration system

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Books of depositary; shareholder communications; inspection of register of holders of ADSs

The depositary will maintain ADS holder records at its depositary office. The depositary will make available for inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send copies of those communications or otherwise make those communications available to ADS holders if we ask it to. ADS holders have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury trial waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

ADS holders will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Public Warrants

The following is a brief summary of certain terms and conditions of the public Warrants and is subject in all respects to the provisions contained in the public Warrant Agent Agreement. Investors should review a copy of the form of Warrant and Warrant Agent Agreement filed with the SEC for a complete description of the terms and conditions applicable to the Warrants.

Form

The Warrants will be issued in electronic certificated form. Warrant holders, however, may request a certificated form of Warrant.

Term

The Warrants will be exercisable on the date of issuance and will expire on the sixth anniversary of the date of issuance.

Exercisability

The Warrants will be exercisable, at the option of each holder, by delivering to us a duly executed exercise notice and cash payment in full for the number of ADSs purchased upon such exercise. We are required to maintain a registration statement to be effective at the time a Warrant may be exercised, and if we do not do so, then the Warrants will have a net-exercise right. The net-exercise basis is based on a formula using the VWAP immediately prior to exercise. The original Holder has paid $0.005 towards the nominal value of the Warrant Shares to be used in the event of a cashless exercise and, no additional consideration for the nominal value shall be required to be paid by the Holder to effect an exercise of this Warrant. The Holder shall not be entitled to the return or refund of all, or any portion, of such pre-funded nominal value under any circumstance or for any reason whatsoever, including in the event this Warrant shall not have been exercised prior to the Termination Date. If the Warrants are not exercised before they expire, in six years, the Warrants will expire and be of no further value and all the rights under the Warrants will terminate. We do not intend to offer any “broker protect period” or other exceptions for not timely exercising a Warrant after they expire; therefore investors should monitor, with their broker, the expiration date and take steps to exercise the Warrant on a timely basis.

Exercise Price

The exercise price of the Warrants is $4.25 per ADS. The exercise price is subject to appropriate adjustment in the event of certain stock splits, stock combinations, stock dividends, recapitalizations or otherwise. The exercise price will also be downward adjusted if we, or through a subsidiary, sell or enter into an agreement to sell, grant an option to sell, reprice an outstanding security to acquire ordinary shares at a price less than $4.25. The downward adjustment will to the price of the newly issued security or adjusted price of the outstanding security, but not less than a floor price set forth in the terms of the Warrants, which is subject to adjustment for stock splits, combinations and recapitalizations, as above. The downward adjustment will not be made if the Company entered into certain delineated types of transactions, including employment related option and similar security grants, exercise of such options and security grants, exercises of currently outstanding securities so long as not repriced, and issuances for acquisitions, strategic transactions, vendors, equipment leasing, licensing, collaborations, and the like so long as they are non-capital raising transactions.

Delivery of ADSs

We shall cause our Depositary to deliver the ADSs for the ordinary shares underlying the Warrants to the holders exercising Warrants by no later than 5:00 P.M. New York City time on the fifth trading day following the Warrants exercise date, provided the funds in payment of the exercise price for such Warrants have cleared on the trading day following the exercise date.

No Fractional Shares

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants, and the number of Warrants will be rounded to the nearest whole number.

Transferability

Subject to applicable laws and the restriction on transfer set forth in the Warrant, the Warrant may be transferred at the option of the holder in accordance with the procedures set forth in the Warrant.

Authorized Shares

During the period the Warrants are outstanding, we will reserve from our authorized and unissued ordinary shares a sufficient number of shares to provide for the issuance of the ADSs underlying the Warrants upon the exercise of the Warrants.

Subsequent Rights Offerings

Warrant holders will be entitled to be distributed any purchase rights that the Company distributes generally to its holders of ordinary shares or other securities, which rights will be on the same terms.

Pro Rata Distributions

Warrant holders will be entitled to distributions by the Company, in the manner of dividends and other forms of property or assets distributed to the holders of ordinary shares in proportion to the ADS acquirable upon complete exercise of the Warrants.

Fundamental Transactions

In the event of any corporate transaction, as described in the Warrant Agent Agreement and generally including, a reclassification of our capital, any merger, combination or consolidation with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, then the holder shall have the right to receive for each ordinary share that would have been issuable upon exercise of the Warrants immediately prior to the occurrence of the corporate transaction, the number of ordinary shares of the successor or acquiring corporation and any additional consideration receivable upon or as a result of such transaction by a holder of the number of ordinary shares for which the Warrant is exercisable immediately prior to such event. At the Warrant holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of a fundamental transaction, the company or successor entity shall purchase the Warrant from the holder by paying an amount of cash equal to the Black Scholes Value (as defined in and calculated under the terms of the Warrant) of the remaining unexercised portion of the Warrant on the date of the consummation of the fundamental transaction; provided, if the fundamental transaction is not within the company’s control, including not approved by the company’s board of directors, the holder shall only be entitled to receive from the Company or any successor entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Warrant, that is being offered and paid to the holders of ordinary shares of the Company in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of ordinary shares are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction; provided, further, that if holders of ordinary shares are not offered or paid any consideration in such fundamental transaction, the holders will be deemed to have received common stock of the successor entity.

Right as a Shareholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our ordinary shares, the holders of the Warrants do not have the rights or privileges of holders of our ADSs until they receive the ADSs underlying the Warrants.

Waivers and Amendments

Any term of the Warrants may be amended or waived with the written consent of holders of the Warrants.

Warrant Agent

The warrant agent for the Warrants is Computershare Inc., a Delaware corporation, and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company,